Exhibit 10.19.1

FIRST AMENDMENT TO AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

This First Amendment to Amended and Restated Loan and Security Agreement (“Amendment”) is dated as of July 1, 2010, by and among C&F FINANCE COMPANY and such other Persons joined to the Loan Agreement as Borrowers from time to time (collectively, the “Borrowers” and each a “Borrower”), WELLS FARGO PREFERRED CAPITAL, INC., as agent for Lenders (in such capacity, “Agent”), and the financial institutions a party hereto as lenders (collectively, the “Lenders” and each is a “Lender”).

BACKGROUND

A. Borrowers, Lenders and Agent are parties to a certain Amended and Restated Loan and Security Agreement dated as of August 25, 2008 (as amended or modified from time to time, the “Loan Agreement”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings respectively ascribed to them in the Loan Agreement.

B. Borrowers have requested and Agent and Lenders have agreed to amend the Loan Agreement in certain respects, all on the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby promise and agree as follows:

1. Amendments. Upon the effectiveness of this Amendment, the Loan Agreement shall be amended as follows:

(a) New Definitions. The following new definitions are hereby added to Section 1.1 of the Loan Agreement as follows:

“Advance Rate” means the following percentage based upon the Collateral Performance Indicator as of the end of each month then most recently ended for which monthly reports have been delivered to Agent pursuant to Section 6.2 (it being acknowledged that as of the date hereof, the Advance Rate is 85%):

Collateral Performance Indicator	Advance Rate
Less than 9%	85%

Greater than or equal to 9% but less than 11%	84%

Greater than or equal to 11% but less than 13%	83%

Greater than or equal to 13% but less than 15%	82%

Greater than or equal to 15%	81%

“Applicable Margin” shall mean (a) initially, 2.00% and (b) commencing with Agent’s receipt of the monthly financial statements and other documentation and reports required pursuant to Section 6.2 for the calendar month ending May 31, 2010, the following percentage as set forth in the matrix below (no downward rate adjustment being permitted if an Event of Default or Default is outstanding):

EBITDA Ratio	Applicable Margin
Less than 1.65 to 1.0	225 basis points
Greater than or equal to 1.65 to 1.0	200 basis points

For purposes of the foregoing (i) the Applicable Margin shall be adjusted monthly in accordance with the matrix above, based upon Agent’s receipt of monthly financial statements and other documentation and reports required pursuant to Section 6.2, and effective the 1st day of the month of the delivery of such financial statements and other documentation and reports and (ii) if Borrowers fail to timely deliver the applicable financial statements, documentation and reports or any other Event of Default then exists, then at Agent’s option, the Applicable Margin will be increased to the highest rate of interest pursuant to the above matrix, which rate of interest shall continue in effect until the applicable financial statements are delivered. In the event that any financial statement, covenant compliance certificate, documentation and reports delivered pursuant to Section 6.2 is shown to be inaccurate (regardless of whether this Agreement is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, and only in such case, then Borrowers shall immediately (i) deliver to Agent a corrected covenant compliance certificate for such Applicable Period, (ii) determine the Applicable Margin for such Applicable Period based upon the corrected covenant compliance certificate, and (iii) immediately pay to Agent, for the benefit of Lenders, the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period.

“Collateral Performance Indicator” means as of the end of each testing period the sum of:

(a) the 61+ day delinquency percentage (the percentage defined as (x) Receivables for which payment is 61 or more days contractually past due, divided by (y) total Receivables at such date), plus

(b) (i) net charge-offs for the 12 month period ending on such date divided by (ii) average Principal Receivables during the 12 month period ending on such date.

“First Amendment” shall mean that certain First Amendment to Amended and Restated Loan and Security Agreement by and among Borrowers, Agent and Lenders dated July 1, 2010.

“Permitted Lien” shall mean the junior subordinated Lien granted by Borrowers to Citizens and Farmers Bank to secure the Subordinated Debt owing to Citizens and Farmers Bank pursuant to the Citizens and Farmers Subordinated Debt Documents (as defined in the First Amendment); provided, however, the maximum amount of Subordinated Debt secured by such Lien shall not at any time exceed $36,000,000.

“Principal Receivables” means as of the date of determination Receivables, net of unearned finance charges and insurance commissions.

(b) Definitions. The following definitions contained in Section 1.1 of the Loan Agreement are hereby amended and restated in their entirety as follows:

“Borrowing Base” means, as of the date of determination and subject to change from time to time as described below, an amount equal to the Advance Rate multiplied by the aggregate balance of outstanding Eligible Receivables net of unearned interest, fees, commissions, discounts and reserves.

“Maturity Date” means July 31, 2014, as such date may be extended from time to time in accordance with the provisions of Section 2.4 of this Agreement.

(c) Interest. Section 2.6(a) of the Loan Agreement is amended and restated in its entirety as follows:

(a) In the absence of an Event of Default or Default hereunder, and prior to the Termination Date, the outstanding balance of the Loans will bear interest at an annual rate at all times equal to the LIBOR Rate plus the Applicable Margin; provided, however, (i) if average borrowings from Lenders during any calendar month are in an amount less than $75,000,000, then the Loans shall bear interest for such calendar month at an annual rate at all times equal to the sum of (A) the LIBOR Rate plus (B) the Applicable Margin plus (C) 25 basis points, (ii) during each period that the average outstanding principal balance of the Loan during any calendar month is less than $50,000,000 (“Minimum Balance”), Borrowers shall pay interest for such calendar month at such rate per annum based upon the Minimum Balance; and (iii) Agent shall at all times be entitled to retain, solely for its own account, and not remit to Lenders from such monthly interest payment an interest payment in an amount equal to interest on the outstanding balance of the Loan at an annual rate at all times equal to 10 basis points.

(d) Optional Prepayments. Section 2.8(a) of the Loan Agreement is amended and restated in its entirety as follows:

(a) Optional Prepayments. Borrowers may prepay the Loan from time to time, in full or in part not to exceed $5,000,000 without notice, and, in part, in excess of $5,000,000 upon 5 Business Day’s prior notice to Agent without premium or penalty, provided that (i) in the event Borrowers repay the Loan in full prior to the date which is six (6) months before the Maturity Date or the Obligations are accelerated prior to the date which is six (6) months before the Maturity Date, Borrower shall pay the sum equal to 0.25% of the Commitment as a prepayment fee; (ii) prepayments shall be in a minimum amount of $10,000 and $10,000 increments in excess thereof; and (iii) partial prepayments prior to the Termination Date shall not reduce Lenders’ Commitments under this Agreement and may be reborrowed, subject to the terms and conditions hereof for borrowing, and partial prepayments will be applied first to accrued interest and fees and then to outstanding Advances. Each Borrower acknowledges that the above described fee is an estimate of Lenders’ damages in the event of early termination and is not a penalty. In the event of termination of the credit facility established pursuant to this Agreement, all of the Obligations shall be immediately due and payable upon the termination date stated in any notice of termination. All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Credit Documents shall survive any such termination, and Agent shall retain its liens in the Collateral and all of its rights and remedies under the Credit Documents notwithstanding such termination until Borrowers have paid the Obligations to Agent and Lenders, in full, in immediately available funds, together with the applicable termination fee, if any. Notwithstanding anything to the contrary contained herein, Borrowers shall not be obligated to pay the above described prepayment fee if Borrowers repay the Loan in full as a result of Agent making a demand for payment under Section 2.10 hereof and Borrowers have not exercised their rights under Section 2.14 hereof as a result of such demand.

(e) Financial Covenants. Effective as the calendar month ending June 30, 2010, Section 6.4 of the Loan Agreement is amended and restated in its entirety as follows:

Section 6.4 Financial Covenants. At all times Borrowers shall maintain the following financial covenants (based on consolidated financial statements of Borrowers and their consolidated Subsidiaries unless otherwise indicated):

(a) EBITDA Ratio. As of the end of each calendar month, an EBITDA Ratio of not less than 1.50 to 1.

(b) Collateral Performance Indicator. At all times the Collateral Performance Indicator shall be less than 17%.

(c) Allowance for Loan Losses. At all times the aggregate value of Borrowers’ allowance for loan losses, as calculated in accordance with GAAP, in an amount not less than the greater of (a) 5.0% of the total net outstanding Receivables or (b) net outstanding Receivables multiplied by the rolling twelve month ratio of the net charge-offs to average net Receivables outstanding during such twelve month period or (c) an amount pursuant to the recommendation of the independent certified public accountant auditing Borrowers’ financial statements.

(d) Senior Debt to Capital Base Ratio. At all times, a ratio of Senior Debt to Capital Base of not more than 3.25 to 1.0.

(e) Charge-off Policy. Receivables must be charged off (on a monthly basis) with respect to which no payment due and owing thereunder hereunder has been made for a period that is equal to or greater than 180 days, as determined on a contractual basis.

Borrowers’ failure to comply with Section 6.4(c) or Section 6.4(e) shall not, in itself, constitute an Event of Default so long as such shortfalls or losses are deducted, as contemplated by the terms of this Agreement, in the determination of the other financial covenants contained herein.

(f) Indebtedness. Section 7.3 of the Loan Agreement is amended and restated in its entirety as follows

Section 7.3 Indebtedness. Borrow any monies or create any Debt except: (a) borrowings from Agent and Lenders hereunder; (b) Subordinated Debt; (c) trade indebtedness in the normal and ordinary course of business for value received; (d) indebtedness and obligations incurred to purchase or lease fixed or capital assets; (e) unsecured indebtedness and obligations owing to Citizens and Farmers Bank and (f) Bank Products.

(g) Negative Pledge. Section 7.6 of the Loan Agreement is amended and restated in its entirety as follows:

Section 7.6 Negative Pledge. Assign, discount, pledge, sell, grant a Lien in or otherwise dispose of or encumber any

Receivables or the Collateral except (i) as contemplated by this Agreement and (ii) the Permitted Lien. Notwithstanding the foregoing, Borrowers shall be permitted to sell Receivables in an amount not to exceed Five Million Dollars ($5,000,000.00) per fiscal quarter and Agent shall release its interest in such Receivables, provided, that (i) Borrowers provide Agent and Lenders with at least ten days prior written notice of any sale of Receivables, (ii) no Default or Event of Default has occurred and is continuing and (iii) the proceeds of such sale are paid directly to Agent by wire transfer to be applied against the Obligations, as determined by Agent, in its sole and absolute discretion.

(h) Subordinated Debt. For the avoidance of doubt, Subordinated Debt shall include the Additional Subordinated Debt, and any reference in the Loan Agreement or any other Credit Document to Subordinated Debt shall include the Additional Subordinated Debt.

2. Consent — Additional Subordinated Debt.

(a) Borrowers have advised Agent that they intend to (i) incur Thirty Million Dollars ($30,000,000) of additional Subordinated Debt from Citizens and Farmers Bank on a secured basis (the “Additional Subordinated Debt”) and (ii) grant liens to Citizens and Farmers Bank to secure the existing Six Million Dollars ($6,000,000) of Subordinated Debt owing to Citizens and Farmers Bank (the “Existing Subordinated Debt”), pursuant to the documents, instruments and agreements attached hereto as Exhibit I (collectively, the “Citizens and Farmers Subordinated Debt Documents”). Borrowers have agreed not to incur any Debt, grant any Liens or amend any documents evidencing the Subordinated Debt other than as expressly permitted under the Loan Agreement. In the absence of a written consent by Lenders as to Borrowers (i) incurring the Additional Subordinated Debt, (ii) granting Liens to secure the Additional Subordinated Debt and the Existing Subordinated Debt and (iii) entering into the Citizens and Farmers Subordinated Debt Documents (collectively, the “Consent Events” and each individually referred to as a “Consent Event”), one or more of the Events of Default would exist under the Loan Agreement.

(b) In reliance upon the representations and warranties contained herein and the documentation and information provided to Agent and Lenders regarding the Additional Subordinated Debt, the Existing Subordinated Debt and the Citizens and Farmers Subordinated Debt Documents, upon the effectiveness of this Amendment, Agent and Lenders consent to each Consent Event.

(c) This consent shall be effective only as to the Consent Events. This consent shall not be deemed a consent to the breach by Borrowers of other covenants or agreements contained in any Credit Document with respect to any other transaction or matter. Borrowers agree that the consent set forth in the preceding paragraph shall be limited to the precise meaning of the words as written therein and shall not be deemed (i) to be a consent to any waiver or modification of any other term or condition of any Credit Document, or (ii) to prejudice any right or remedy that Agent or any Lender may now have or may in the future have or in connection with any Credit Document other than with respect to the matters for which the consent in the preceding paragraph has been provided. Except as expressly set forth herein, the consent described in the preceding paragraph shall not alter, affect, release or prejudice in any way any of Borrowers’ obligations under the Credit Documents (including, without limitation, the Obligations).

3. Effectiveness Conditions. This Amendment shall be effective upon the completion of the following conditions precedent (all agreements, documents and instruments to be in form and substance satisfactory to Agent and Agent’s counsel):

(a) Execution and delivery by Borrowers and Lenders of this Amendment to Agent;

(b) Execution and delivery of the Second Amended and Restated Subordination Agreement by and among Citizens and Farmers Bank, Borrowers and Agent;

(c) Receipt by Agent of the fully executed Citizens and Farmers Subordinated Debt Documents;

(d) Delivery to Agent of a certified copy of resolutions of each Borrower’s directors, members or managers, as applicable, authorizing the execution, delivery and performance of this Amendment and the Citizens and Farmers Subordinated Debt Documents; and

(e) Execution and/or delivery by the parties of all other agreements, instruments and documents requested by Agent to effectuate and implement the terms hereof and the Credit Documents.

4. Representations and Warranties. Each Borrower represents and warrants to Agent and Lenders that:

(a) All warranties and representations made to Agent under the Loan Agreement and the Credit Documents are true and correct as to the date hereof.

(b) The execution and delivery by Borrowers of this Amendment and the performance by each of them of the transactions herein contemplated (i) are and will be within such party’s powers, (ii) have been authorized by all necessary organizational action, and (iii) are not and will not (1) be in contravention of any order of any court or other agency of government, of law or any other indenture, agreement or undertaking to which Borrowers, or any of them, is a party or by which the property of Borrowers, or any of them, is bound, or (2) be in conflict with, result in a breach of, or constitute (with due notice and/or lapse of time) a default under any such indenture, agreement or undertaking or result in the imposition of any lien, charge or encumbrance of any nature on any of the properties of Borrowers, or any of them.

(c) This Amendment and any assignment, instrument, document, or agreement executed and delivered in connection herewith will be valid, binding and enforceable in accordance with its respective terms.

(d) No Event of Default or Default has occurred under the Loan Agreement or any of the other Credit Documents.

5. Business Operations. Each Borrower hereby agrees to continue to operate its business and operations in a manner consistent with its past business practice, continue to meet the standards generally observed by prudent finance companies and conform to its policies as have been previously disclosed to Agent in writing.

6. Representations and Release of Claims. Except as otherwise specified herein, the terms and provisions hereof shall in no manner impair, limit, restrict or otherwise affect the obligations of any Borrower or any third party to Agent and Lenders as evidenced by the Credit Documents. Each Borrower hereby acknowledges, agrees, and represents that (a) as of the date of this Amendment, there are no claims or offsets against, or defenses or counterclaims to, the terms or provisions of the Credit Documents or the other obligations created or evidenced by the Credit Documents; (b) as of the date of this Amendment, no Borrower has any claims, offsets, defenses or counterclaims arising from any of Agent’s acts or omissions with respect to the Credit Documents or Agent’s performance under the Credit Documents; and (c) each Borrower promises to pay to the order of Agent and Lenders the indebtedness evidenced by the Notes according to the terms thereof. In consideration of the modification of certain provisions of the Credit Documents, all as herein provided, and the other benefits received by Borrowers hereunder, each Borrower hereby RELEASES, RELINQUISHES and forever DISCHARGES Agent and Lenders, and their predecessors, successors, assigns, shareholders, principals, parents, subsidiaries, agents, officers, directors, employees, attorneys and representatives (collectively, the “Released Parties”), of and from any and all present claims, demands, actions and causes of action of any and every kind or character, whether known or unknown, which Borrowers, or any of them, has or may have against Released Parties arising out of or with respect to any and all transactions relating to the Loan Agreement, the Notes and the other Credit Documents occurring prior to the date hereof.

7. Collateral. As security for the payment of the Obligations and satisfaction by Borrowers of all covenants and undertakings contained in the Loan Agreement and the Credit Documents, each Borrower reconfirms the prior security interest and lien on, upon and to, its Collateral, whether now owned or hereafter acquired, created or arising and wherever located. Borrowers each hereby confirm and agree that all security interests and Liens granted to Agent for the ratable benefit of Lenders and WFPC Affiliates continue in full force and effect and shall continue to secure the Obligations. All Collateral remains free and clear of any Liens other than Permitted Liens. Nothing herein contained is intended to in any manner impair or limit the validity, priority and extent of Agent’s existing security interest in and Liens upon the Collateral.

8. Acknowledgment of Indebtedness and Obligations. Borrowers hereby acknowledge and confirm that, as of June 28, 2010, Borrowers are indebted to Agent and Lenders, without defense, setoff or counterclaim, under the Loan Agreement (in addition to any other indebtedness or obligations owed by Borrowers to WFPC Affiliates) in the aggregate principal amount of $77,463,666.02, plus continually accruing interest and all fees, costs, and expenses, including reasonable attorneys’ fees, incurred through the date hereof.

9. Ratification of Credit Documents. This Amendment shall be incorporated into and deemed a part of the Loan Agreement. Except as expressly set forth herein, all of the terms and conditions of the Loan Agreement and Credit Documents are hereby ratified and confirmed and continue unchanged and in full force and effect. All references to the Loan Agreement shall mean the Loan Agreement as modified by this Amendment.

10. APPLICABLE LAW. THIS AMENDMENT AND ALL DOCUMENTS EXECUTED IN CONNECTION HEREWITH SHALL BE DEEMED TO HAVE BEEN

MADE AND TO BE PERFORMABLE IN THE STATE OF IOWA AND SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF IOWA.

11. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same respective agreement. Signature by facsimile or PDF shall also bind the parties hereto.

12. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF OR RELATED TO THIS AMENDMENT OR ANY CREDIT DOCUMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR AGENT AND LENDERS TO ENTER INTO THIS AMENDMENT.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized officers as of the date first above written.

BORROWER:	C&F FINANCE COMPANY

	By:	/s/ Thomas Cherry
	Name:	Thomas Cherry
	Title:	Treasurer

[SIGNATURE PAGE TO FIRST AMENDMENT]

AGENT:	WELLS FARGO PREFERRED CAPITAL, INC.

	By:	/s/ William M Laird
	Name:	William M Laird
	Title:	SVP

[SIGNATURE PAGE TO FIRST AMENDMENT]

LENDERS:	WELLS FARGO PREFERRED CAPITAL, INC.

	By:	/s/ William M Laird
	Name:	William M Laird
	Title:	SVP

[SIGNATURE PAGE TO FIRST AMENDMENT]

FIRST TENNESSEE BANK, NATIONAL ASSOCIATION

By:	/s/ Pamela S. Sullivan
Name:	Pamela S. Sullivan
Title:	Vice President

[SIGNATURE PAGE TO FIRST AMENDMENT]

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